Exhibit 99.1

Park Sterling Corporation Announces
First Quarter 2012 Results

Charlotte, NC – May 1, 2012 – Park Sterling Corporation (NASDAQ: PSTB), the holding company for Park Sterling Bank, today released unaudited results of operations and other financial information for the first quarter of 2012.  Highlights for the quarter include:

·	Generated net income of $1.7 million, or $0.05 per share
·	Generated net income, excluding merger-related expenses, of $2.4 million, or $0.07 per share
·	Improved net interest margin 98 basis points, to 4.65% of average earning assets annualized
·	Increased noninterest income $535,000, or 38%, to $2.0 million
·	Decreased net charge-offs $68,000, or 9%, to 0.39% of average loans annualized
·	Maintained strong ratio of tangible common equity to tangible assets of 16.72%
·	Results reflect first full quarter of Community Capital operations following merger

“Park Sterling’s first quarter was marked by strong operating profitability and safeguarding of our balance sheet,” said Jim Cherry, Chief Executive Officer. “As expected, our merger with Community Capital, which was completed on November 1, 2011, was significantly accretive to earnings and contributed to our reporting net income, excluding merger-related expenses, of $2.4 million, or $0.07 per share, for the quarter. Total revenues grew $4.4 million, or 48%, as higher average earning asset balances, a higher net interest margin, and higher noninterest income each contributed to improved top-line results. Lower provision expense and well-managed noninterest expenses added to our good report for the quarter.

Our capitalization remained very strong, as evidenced by our ratio of tangible common equity to tangible assets of 16.72% at quarter-end.  Importantly, our outlook for asset quality remains positive.  Pass grade exposures continued to represent a comfortable 93% of total loans, loans 30-89 days past due were a modest 0.21% of total loans, and nonperforming assets remained manageable at 3.41% of total assets at the end of the quarter. Net charge-offs decreased $68,000, or 9%, during the quarter and represented 0.39% of annualized average loans. Assuming we do not experience a “double-dip” recession in our local economies, we expect asset quality, in general, to either remain stable or improve throughout the year.

We remain confident that our merger with Community Capital will prove to be transformational for our customers, employees, shareholders, and communities. We continue to join forces at every level of the new company to create a single organization, aligned to deliver exceptional banking products and services to both existing and prospective customers, utilizing the experience and knowledge of our bankers, and the strength of our balance sheet.

On the mergers and acquisitions front, we expect continued consolidation among community banks across the Carolinas and Virginia, driven in part by increased regulatory burden, uncertain economic conditions, distressed housing markets, and challenging capital markets. We remain active in seeking attractive partners who share our vision of creating a profitable, growing regional franchise, characterized by sound risk management, superior customer service, and exceptional customer relationships.”

First Quarter 2012 Financial Results

Net Income (Loss)

Park Sterling reported net income of $2.4 million, or $0.07 per share, for the three months ended March 31, 2012, excluding pre-tax, merger-related expenses of $930,000.  This compares to net income of $658,000, or $0.02 per share, for the three months ended December 31, 2011, excluding pre-tax, merger-related expenses of $2.6 million, and to a net loss of $2.8 million, or $(0.10) per share, for the three months ended March 31, 2011, excluding pre-tax, merger-related expenses of $75,000.  Including merger-related expenses, the company reported net income of $1.7 million, or $0.05 per share, for the first quarter of 2012, compared to a net loss of $981,000, or $(0.03) per share, for the fourth quarter of 2011, and a net loss of $2.9 million, or $(0.10) per share, for the first quarter of 2011.

Net interest income increased $3.9 million, or 50%, to $11.7 million compared to the fourth quarter of 2011, and increased $7.7 million, or 188%, compared to the first quarter of 2011. This increase reflects, in part, the inclusion of three months of results from Community Capital in the first quarter of 2012, compared to only two months in the fourth quarter of 2011. Net interest income for the first quarter of 2012 also includes $1.5 million of accelerated accretion from credit and interest rate marks associated with acquisition accounting adjustments for performing acquired loans, as accounted for under the contractual cash flow method of accounting. This accelerated accretion, which was not anticipated, resulted from a combination of (i) borrowers repaying loans faster than required by their contractual terms; and (ii) restructuring loan rates and/or terms in such a way as to effectively result in a new loan under the contractual cash flow method of accounting. In both instances, the remaining credit and interest rate marks associated with the loan are fully accreted into interest income.

Net interest margin increased to 4.65% in the first quarter of 2012, representing a 98 basis point improvement from 3.67% in the fourth quarter of 2011 and a 194 basis point improvement from 2.71% in the first quarter of 2011. The increase in net interest margin reflects the inclusion of higher rate loans acquired in the Community Capital merger, the accretion from credit and interest rate marks associated with acquisition accounting adjustments, and reduced funding costs due, primarily, to lower pricing on interest bearing deposits.

Noninterest income for the first quarter of 2012 increased $535,000, or 38%, to $2.0 million, compared to $1.4 million in the fourth quarter of 2011, and compared to $72,000 in the first quarter of 2011. This increase reflects strong results from our mortgage operations, as well as the inclusion of three months of results from Community Capital in the first quarter of 2012, compared to only two months in the fourth quarter of 2011.  Income from wealth management operations increased $152,000, or 34%, to $599,000 compared to the fourth quarter of 2011.  Assets under management increased 4% to $242.1 million compared to the prior quarter, and assets held as custodian increased 6% to $432.3 million over the period. Income from mortgage operations increased $164,000, or 55%, to $461,000 compared to the fourth quarter of 2011 due primarily to higher loan sales, which increased 58% to $21.4 million over the same period. Service fees on deposit accounts increased $73,000, or 30%, to $314,000 compared to the fourth quarter of 2011, while income from bank-owned life insurance increased $46,000, or 22%, to $259,000.  Both of these increases resulted, primarily, from the additional month of acquired Community Capital operations compared to the prior quarter.

Noninterest expenses increased $967,000, or 10%, to $11.0 million for the first quarter of 2011, compared to $10.0 million for the fourth quarter of 2011.  This increase reflects primarily the inclusion of three months of results from Community Capital in the first quarter of 2012, compared to only two months in the fourth quarter of 2011. Noninterest expense increased $6.8 million, or 160%, compared to $4.2 million for the first quarter of 2011. This increase reflects the inclusion of results from Community Capital, as well as expenses related to Park Sterling’s organic growth initiatives, including expenses for the three de novo offices opened during 2011. Noninterest expenses for the first quarter of 2012 included $930,000 of merger-related expenses due primarily to termination fees associated with cancellation of Community Capital’s core processing contract and legal and professional fees. Noninterest expenses for the fourth quarter of 2011 included $2.6 million in merger-related expenses due primarily to contractual employment payments and legal and professional fees.  Noninterest expenses for the first quarter of 2011 included $75,000 in merger-related expenses due, primarily, to legal and professional fees.

Balance Sheet and Capital

Linked Quarter Comparisons

Total assets increased $17.5 million in the first quarter of 2012, or 2%, to $1.1 billion at March 31, 2012, compared to the fourth quarter of 2011. Cash and investments increased $47.4 million, or 20%, to $286.1 million due primarily to an increase in total deposits and a reduction in gross loans. Gross loans, which include loans held for sale, decreased $29.4 million, or 4%, to $735.9 million during the quarter. This decline included a $7.0 million, or 2%, reduction in non-acquired loans to $394.9 million, and a $22.4 million, or 6%, reduction in acquired loans to $341.1 million. The decline in acquired loans reflects higher than expected reductions in targeted income-producing commercial real estate (CRE-NOO) and construction and development (C&D) loans, as well as repayments resulting from the improved condition of certain borrowers in multiple loan categories. The decline in non-acquired loans reflects both repayments resulting from the improved condition of certain borrowers and tempered new loan production as a result of the company’s unwillingness to match certain interest rate and term structures available from competitors in our markets, primarily for CRE and owner-occupied (CRE-OO) properties. The pipeline of new loan opportunities is strong, particularly associated with commercial and industrial (C&I) borrowers, for which the company believes market conditions are currently more attractive.

Loan mix, which improved materially over the last twelve months, remained fairly constant from the fourth quarter of 2011 to the first quarter of 2012. C&D exposure declined $5.7 million, or 5%, and remained at 15% of total loans (excluding loans held for sale and deferred fees).  The combination of C&I and CRE-OO declined $12.3 million, or 5%, and remained at 33% of total loans. CRE-NOO decreased $819,000, and increased slightly from 26% to 27% of total loans. Home equity lines of credit decreased $4.4 million, or 5%, and remained at 12% of total loans.  Finally, 1-4 family loans decreased $4.1 million, or 5%, and remained at 10% of total loans.

Total deposits increased $9.8 million, or 1%, to $856.4 million compared to the fourth quarter of 2011.  Demand deposits (DDA) increased $6.3 million, or 4%, due primarily to continued emphasis in this area. DDA continued to represent 17% of total deposits at March 31, 2012. Money market, NOW and savings deposits (MMDA & NOW) decreased $4.3 million, or 1%, due primarily to re-pricing certain acquired deposits to enhance profitability. Non-brokered time deposits decreased $22.5 million, or 9%, also due primarily to re-pricing certain acquired deposits to enhance profitability. Finally, brokered deposits increased $30.3 million, or 25%, reflecting the final refunding associated with $80 million in Community Capital FHLB borrowings that were repaid in conjunction with completion of the merger.

Total borrowings increased $6.2 million, or 10%, compared to the prior quarter, as the company increased FHLB borrowings to lock in term funding at attractive rates. Borrowings currently include $5.5 million of Tier 1-eligible subordinated debt and $6.9 million of Tier 2-eligible subordinated debt. Shareholders’ equity increased $2.8 million in the first quarter of 2012, or 1%, to $192.8 million at March 31, 2012, compared to $190.1 million at December 31, 2011. Tangible common equity as a percentage of tangible assets remained very strong at 16.72% at March 31, 2012. Tier 1 leverage ratio also remained very strong at 14.77% at March 31, 2012.

Prior Year Comparisons

Total assets increased $502.3 million, or 80%, in the first quarter of 2012, compared to the first quarter of 2011 due to the merger with Community Capital and the company’s organic growth initiatives. Cash and investments increased $58.3 million, or 26%, and gross loans increased $347.7 million, or 90%, compared to the prior year period.  Loan mix improved over the prior year, with exposure to C&D decreasing from 21% to 15% of total loans, and exposure to combined C&I and CRE-OO increasing from 27% to 33%.

Total deposits increased $434.9 million, or 103%, compared to the first quarter of 2011 due primarily to the merger with Community Capital.  Deposit mix improved over the prior year, with DDA increasing from 9% to 17% of total deposits, MMDA & NOW increasing from 25% to 39% of total deposits, and brokered deposits decreasing from 24% to 18% of total deposits.

Total borrowings increased $40.1 million, or 143%, compared to the first quarter of 2011 due to the merger with Community Capital. Shareholders’ equity increased $18.0 million, or 10%, due to the issuance of 4,024,269 shares as consideration in the Community Capital merger, which represented approximately $15.5 million of equity capital.

Asset Quality

Asset quality remained strong during the first quarter of 2012. Pass grade loans represented 93% of total loans (excluding loans held for sale and deferred fees) at March 31, 2012, which was unchanged from December 31, 2011 and significantly improved from 79% of total loans at March 31, 2011.  Loans 30-89 days past due declined to 0.21% of total loans in the first quarter of 2012, compared to 0.44% in the fourth quarter of 2011, and 0.89% in the first quarter of 2011. Nonperforming loans increased $1.6 million in the first quarter of 2012, or 8%, to $21.9 million, reflecting continued challenges for certain borrowers from the extended economic downturn, and represented 3.00% of total loans at quarter-end.  This compares to 2.66% of total loans at December 31, 2011, and represents a significant improvement from 9.07% of total loans at March 31, 2011. Nonperforming assets increased $2.3 million, or 6%, to $38.5 million and represented 3.41% of total assets at March 31, 2012. This compares to 3.25% of total assets at December 31, 2011, and represents a significant improvement from 5.85% of total assets at March 31, 2011.

Net charge-offs decreased $68,000, or 9%, to $721,000 in the first quarter of 2012, representing 0.39% of average loans (annualized). This compares to net charge-offs of $789,000, or 0.51% of average loans (annualized) in the fourth quarter of 2011, and compares to net charge-offs of $5.2 million, or 5.16% of total loans (annualized) in the first quarter of 2011. The allowance for loan losses was $9.6 million, or 1.31% of total loans at March 31, 2012, compared to $10.2 million, or 1.34% of total loans, at December 31, 2011, and $11.8 million, or 3.03% of total loans, at March 31, 2011. The reduction in total allowance dollars during the first quarter of 2012 reflects the previously addressed decline in gross loans, while the decline in allowance percentage reflects management’s current expectation for continued improvement in the portfolio. Management considers acquired performing loans for which a “major modification” has occurred, thereby releasing the associated acquisition accounting credit mark, in estimating the qualitative component of the allowance. Excluding acquired loans, the allowance for loan losses represented 2.47% of non-acquired loans in the first quarter of 2012, compared to 2.57% of non-acquired loans in the fourth quarter of 2011.

During the first quarter of 2011, and as contemplated in the 2010 equity offering, 568,260 shares of restricted stock were issued but will not vest until the Company’s share price achieves certain performance thresholds above the equity offering price (these restricted stock awards vest one-third each at $8.125, $9.10 and $10.40 per share, respectively). Accordingly, these additional shares have been excluded from earnings and tangible book value per share calculations.

*                      *                      *                      *                      *                      *                      *

Conference Call

A conference call will be held at 8:30 a.m., Eastern Time this morning (May 1, 2012).  The conference call can be accessed by dialing (877) 317-6789 and requesting the Park Sterling Corporation earnings call.  Listeners should dial in 10 minutes prior to the start of the call. The live webcast and presentation slides will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations.”

A replay of the webcast will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations” shortly following the call.  A replay of the conference call can be accessed one hour after the call by dialing (877) 344-7529 and requesting conference number 10013287.

About Park Sterling Corporation
Park Sterling Corporation is the holding company for Park Sterling Bank, headquartered in Charlotte, North Carolina. Park Sterling’s primary focus is to provide financial services to small and mid-sized businesses, owner-occupied and income producing real estate owners, professionals and consumers doing business or residing within its target markets. Park Sterling offers a full array of banking services, including a diverse wealth management group. Park Sterling is focused on building a banking franchise across the Carolinas and Virginia that is noted for sound risk management, superior customer service and exceptional client relationships. For more information, visit www.parksterlingbank.com. Park Sterling’s shares are traded on NASDAQ under the symbol PSTB.

Non-GAAP Measures
Tangible assets, tangible common equity, tangible book value, earnings (loss) excluding merger-related expenses, asset quality measures excluding the effects of the merger, and related ratios and EPS measures, as used throughout this release, are non-GAAP financial measures. Management uses tangible assets, tangible common equity and tangible book value and related ratios to evaluate the adequacy of shareholders’ equity and to facilitate comparisons with peers. Management uses asset quality measures excluding acquisitions to evaluate both its asset quality and asset quality trends, and to facilitate comparisons with peers. Management uses earnings (loss) excluding merger-related expenses and related EPS measures to evaluate core earnings (loss). For additional information, see “Reconciliation of Non-GAAP Measures” in the accompanying tables.

Cautionary Statement Regarding Forward Looking Statements
This news release contains, and Park Sterling Corporation and its management may make, certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often use words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” “goal,” “target” and similar expressions. These forward-looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including financial and other estimates and expectations regarding the merger with Community Capital Corporation, the  general business strategy of engaging in bank mergers and expected footprint of its banking franchise, organic growth including branch openings and anticipated asset size, expansion or addition of product capabilities, anticipated loan growth, refinement of the loan loss allowance methodology, recruiting of key positions, increases in net interest margin, changes in loan mix, changes in deposit mix, capital and liquidity levels, net interest income, noninterest income, credit trends and conditions, including loan losses, allowance, charge-offs, delinquency trends and nonperforming loan and nonperforming asset levels, residential sales activity, commercial and industrial borrowing activity, and other similar matters. These statements are not guarantees of future results or performance and by their nature involve certain risks and uncertainties that are based on management’s beliefs and assumptions and on the information available to management at the time that these disclosures were prepared. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed in any of Park Sterling’s filings with the SEC: failure to realize synergies and other financial benefits from the merger with Community Capital within the expected time frame; increases in expected costs or difficulties related to integration of the Community Capital merger; inability to identify and successfully negotiate and complete additional combinations with potential merger partners or to successfully integrate such businesses into Park Sterling, including Park Sterling’s ability to realize the benefits and cost savings from and limit any unexpected liabilities acquired as a result of any such business combination; the effects of continued negative economic conditions or a “double-dip” recession, including stress in the commercial real estate markets or delay or failure of recovery in the residential real estate markets; changes in consumer and investor confidence and the related impact on financial markets and institutions; changes in interest rates; failure of assumptions underlying the establishment of our allowance; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans or in the value of guarantor support for those loans, where applicable; deterioration in the value of securities held in our investment securities portfolio; failure of assumptions underlying the utilization of our deferred tax assets; legal and regulatory developments; increased competition from both banks and nonbanks; changes in accounting standards, rules and interpretations, inaccurate estimates or assumptions in accounting, including accounting for purchase credit impaired loans under ASC 310-30,  and the impact on Park Sterling’s financial statements; Park Sterling’s ability to attract and retain new employees; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.

Forward-looking statements speak only as of the date they are made, and Park Sterling undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

###
For additional information contact:

David Gaines
Chief Financial Officer
(704) 716-2134
dgaines@parksterlingbank.com

PARK STERLING CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENT
THREE MONTH RESULTS
($ in thousands, except per share amounts)	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$12,110	$8,285	$4,283	$4,450	$4,758
Federal funds sold	8	5	22	33	30
Taxable investment securities	1,084	837	681	684	681
Tax-exempt investment securities	185	184	181	181	171
Interest on deposits at banks	10	29	44	11	14
Total interest income	13,397	9,340	5,211	5,359	5,654
Interest expense
Money market, NOW and savings deposits	326	269	158	176	141
Time deposits	821	836	868	1,080	1,226
Short-term borrowings	3	1	1	1	-
FHLB advances	161	135	140	141	141
Subordinated debt	367	286	190	189	190
Total interest expense	1,678	1,527	1,357	1,587	1,698
Net interest income	11,719	7,813	3,854	3,772	3,956
Provision for loan losses	123	1,110	568	3,245	4,462
Net interest income (loss) after provision	11,596	6,703	3,286	527	(506)
Noninterest income
Service charges on deposit accounts	314	241	23	25	26
Income from fiduciary activities	540	418	-	-	-
Commissions from sales of mutual funds	59	29	-	-	-
Gain on sale of securities available for sale	-	-	-	1	19
Mortgage banking income	461	297	-	-	-
Income from bank owned life insurance	259	213	52	-	-
Other noninterest income	322	222	36	18	27
Total noninterest income	1,955	1,420	111	44	72
Noninterest expenses
Salaries and employee benefits	6,124	6,245	3,051	2,975	2,507
Occupancy and equipment	820	662	369	301	256
Advertising and promotion	161	132	115	87	38
Legal and professional fees	312	505	721	1,205	307
Deposit charges and FDIC insurance	291	116	134	196	287
Data processing and outside service fees	1,349	402	142	128	123
Communication fees	232	119	51	36	26
Postage and supplies	196	279	58	47	39
Core deposit intangible amortization	102	68	-	-	-
Net cost of operation of other real estate owned	522	400	101	93	235
Loan and collection expense	244	255	180	109	86
Other noninterest expense	650	853	294	297	330
Total noninterest expenses	11,003	10,036	5,216	5,474	4,234
Income (loss) before income taxes	2,548	(1,913)	(1,819)	(4,903)	(4,668)
Income tax expense (benefit)	825	(931)	(443)	(1,789)	(1,781)
Net income (loss)	$1,723	$(982)	$(1,376)	$(3,114)	$(2,887)

Earnings (loss) per share, fully diluted	$0.05	$(0.03)	$(0.05)	$(0.11)	$(0.10)
Weighted average diluted shares	32,075,398	30,719,363	28,051,098	28,051,098	28,051,098

PARK STERLING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011*	2011	2011	2011
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$18,016	$18,426	$14,962	$14,349	$54,192
Interest earning balances at banks	15,567	10,115	36,311	8,571	3,796
Investment securities available-for-sale	232,464	210,146	130,667	146,734	112,273
Nonmarketable equity securities	8,510	8,510	1,968	1,985	2,012
Federal funds sold	20,085	-	5,295	44,060	57,525
Loans held for sale	8,055	6,254	1,559	1,600	-
Loans	727,862	759,047	367,412	380,365	388,187
Allowance for loan losses	(9,556)	(10,154)	(9,833)	(11,277)	(11,768)
Net loans	718,306	748,893	357,579	369,088	376,419

Premises and equipment	24,371	24,515	5,335	4,862	4,526
Other real estate owned	16,674	14,403	5,691	3,470	1,565
Bank owned life insurance	26,456	26,223	8,052	-	-
Goodwill	649	428	-	-	-
Intangible assets	3,920	4,022	-	-	-
Deferred tax asset	30,143	31,131	10,144	7,437	7,437
Other assets	7,535	10,156	4,820	8,512	8,671

Total assets	$1,130,751	$1,113,222	$582,383	$610,668	$628,416

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
Demand noninterest-bearing	$148,929	$142,652	$42,890	$42,156	$37,098
Money market, NOW and savings	329,633	333,968	120,017	110,874	107,186
Time deposits	377,875	370,017	212,085	250,876	277,228
Total deposits	856,437	846,637	374,992	403,906	421,512

Short-term borrowings	852	9,765	1,083	1,661	1,213
FHLB advances	55,000	40,000	20,000	20,000	20,000
Subordinated debt	12,396	12,296	6,895	6,895	6,895
Accrued expenses and other liabilities	13,250	14,470	4,796	4,622	4,026
Total liabilities	937,935	923,168	407,766	437,084	453,646

Shareholders' equity:
Common stock	32,644	32,644	28,619	28,619	28,619
Additional paid-in capital	172,873	172,390	160,368	159,890	159,367
Accumulated deficit	(16,137)	(17,860)	(16,878)	(15,502)	(12,388)
Accumulated other comprehensive income (loss)	3,436	2,880	2,508	577	(828)
Total shareholders' equity	192,816	190,054	174,617	173,584	174,770

Total liabilities and shareholders' equity	$1,130,751	$1,113,222	$582,383	$610,668	$628,416

Common shares issued and outstanding	32,643,627	32,643,627	28,619,358	28,619,358	28,619,358

* Derived from audited financial statements.

PARK STERLING CORPORATION
SUMMARY OF LOAN PORTFOLIO
($ in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011*	2011	2011	2011
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Commercial:
Commercial and industrial	$72,095	$80,746	$44,939	$45,056	$48,107
Commercial real estate - owner-occupied	166,064	169,663	71,549	66,157	55,019
Commercial real estate - investor income producing	193,641	194,460	108,558	111,349	113,612
Acquisition, construction and development	87,065	92,349	51,522	64,662	75,977
Other commercial	13,518	15,658	3,193	2,561	2,977
Total commercial loans	532,383	552,876	279,761	289,785	295,692

Consumer:
Residential mortgage	75,377	79,512	19,816	21,767	25,034
Home equity lines of credit	86,028	90,408	56,787	56,481	53,725
Residential construction	24,670	25,126	4,787	6,048	7,018
Other loans to individuals	9,635	11,496	6,530	6,494	6,811
Total consumer loans	195,710	206,542	87,920	90,790	92,588
Total loans	728,093	759,418	367,681	380,575	388,280
Deferred costs (fees)	(231)	(371)	(269)	(210)	(93)
Total loans, net of deferred costs (fees)	$727,862	$759,047	$367,412	$380,365	$388,187

PCI Loans:
($ in thousands)	March 31,	December 31,
	2012	2011*
	(Unaudited)
Commercial:
Commercial and industrial	$2,101	$4,276
Commercial real estate - owner-occupied	8,964	9,953
Commercial real estate - investor income producing	13,662	14,006
Acquisition, construction and development	20,585	24,243
Other commercial	53	57
Total commercial loans	45,365	52,535

Consumer:
Residential mortgage	9,087	9,447
Home equity lines of credit	341	343
Residential construction	922	1,351
Other loans to individuals	127	142
Total consumer loans	10,477	11,283
Total loans	55,842	63,818
Deferred costs (fees)	-	-
Total loans, net of deferred costs (fees)	$55,842	$63,818

* Derived from audited financial statements.

PARK STERLING CORPORATION
ALLOWANCE FOR LOAN LOSSES
THREE MONTH RESULTS
($ in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Beginning of period allowance	$10,154	$9,833	$11,277	$11,768	$12,424
Provision for loan losses	123	1,110	568	3,245	4,462
Loans charged-off	828	1,295	2,113	4,096	5,581
Recoveries of loans charged-off	107	506	101	360	463
End of period allowance	9,556	10,154	9,833	11,277	11,768

Net loans charged-off	$721	$789	$2,012	$3,736	$5,118
Annualized net charge-offs	0.39%	0.51%	2.19%	3.87%	5.16%

PARK STERLING CORPORATION
AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS
THREE MONTHS
($ in thousands)	March 31, 2012			March 31, 2011
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate (3)
Assets
Interest-earning assets:
Loans with fees (1)(2)	$746,134	$12,110	6.53%	$397,066	$4,758	4.86%
Fed funds sold	13,116	8	0.25%	52,726	30	0.23%
Taxable investment securities	214,471	1,084	2.02%	121,424	681	2.24%
Tax-exempt investment securities	17,820	185	4.15%	14,698	171	4.65%
Other interest-earning assets	22,457	10	0.18%	6,475	14	0.88%

Total interest-earning assets	1,013,998	13,397	5.31%	592,389	5,654	3.87%

Allowance for loan losses	(9,833)			(12,343)
Cash and due from banks	17,059			8,498
Premises and equipment	24,509			4,474
Goodwill	461			-
Intangible assets	3,954			-
Other assets	82,024			14,181

Total assets	$1,132,172			$607,199

Liabilities and shareholders' equity
Interest-bearing liabilities:
Interest-bearing demand	$78,573	$46	0.24%	$10,448	$3	0.12%
Savings and money market	246,724	280	0.46%	69,722	138	0.80%
Time deposits - core	235,657	423	0.72%	182,405	739	1.64%
Time deposits - brokered	145,251	398	1.10%	101,696	487	1.94%
Total interest-bearing deposits	706,205	1,147	0.65%	364,271	1,367	1.52%
Federal Home Loan Bank advances	58,297	161	1.11%	20,000	141	2.86%
Subordinated debt	12,363	367	11.94%	6,895	189	11.12%
Other borrowings	2,501	3	0.48%	1,134	1	0.36%
Total borrowed funds	73,161	531	2.92%	28,029	331	4.79%

Total interest-bearing liabilities	779,366	1,678	0.87%	392,300	1,698	1.76%

Net interest rate spread		11,719	4.44%		3,956	2.11%

Noninterest-bearing demand deposits	145,724			37,048
Other liabilities	14,446			566
Shareholders' equity	192,636			177,285

Total liabilities and shareholders' equity	$1,132,172			$607,199

Net interest margin			4.65%			2.71%
Net interest margin (fully tax-equivalent) (4)			4.69%			2.78%

(1) Nonaccrual loans are included in the average loan balances.
(2) Interest income and yields for March 31, 2012 include accretion from acquisition accounting adjustments associated with acquired loans.
(3) Yield/ rate calculated on Actual/Actual day count basis, except for yield on investments which is calculated on a 30/360 day count basis.
(4) Fully tax-equivalent basis at 32.39% and 38.55% tax rate at March 31, 2012 and 2011, respectively, for nontaxable securities and loans.

PARK STERLING CORPORATION
SELECTED RATIOS
($ in thousands, except per share amounts)	March 31,	December 31,	September 30,	June 30,	March 31.
	2012	2011*	2011	2011	2011
	Unaudited		Unaudited	Unaudited	Unaudited
ASSET QUALITY
Nonaccrual loans	$17,703	$16,256	$19,448	$25,565	$34,027
Troubled debt restructuring	3,451	3,972	2,001	2,002	1,198
Past due 90 days plus (and still accruing)	698	-	-	-	-
Nonperforming loans	21,852	20,228	21,449	27,566	35,225
OREO	16,674	14,403	5,691	3,470	1,565
Loans held for sale (nonaccruing)	-	1,560	1,559	1,600	-
Nonperforming assets	38,526	36,191	28,699	32,637	36,790
Past due 30-59 days (and still accruing)	742	2,401	655	-	3,469
Past due 60-89 days (and still accruing)	764	924	819	-	-

Nonperforming loans to total loans	3.00%	2.66%	5.84%	7.25%	9.07%
Nonperforming assets to total assets	3.41%	3.25%	4.93%	5.34%	5.85%
Allowance to total loans	1.31%	1.34%	2.68%	2.96%	3.03%
Allowance to nonperforming loans	43.73%	50.20%	45.84%	40.91%	33.41%
Allowance to nonperforming assets	24.80%	28.06%	34.26%	34.55%	31.99%

CAPITAL
Book value per share	$6.01	$5.93	$6.22	$6.19	$6.23
Tangible book value per share	$5.87	$5.79	$6.22	$6.19	$6.23
Common shares outstanding	32,643,627	32,643,627	28,619,358	28,619,358	28,619,358
Dilutive common shares outstanding	32,075,398	32,075,367	28,051,098	28,051,098	28,051,098

Tier 1 capital	$161,337	$160,122	$162,207	$166,762	$170,120
Tier 2 capital	16,451	17,049	13,124	12,143	12,123
Total risk based capital	177,788	177,171	175,331	178,905	182,243
Risk weighted assets	786,703	819,762	439,708	413,846	411,689
Average assets for leverage ratio	1,092,468	901,067	596,997	616,034	604,498

Tier 1 ratio	20.51%	19.53%	36.89%	40.30%	41.32%
Total risk based capital ratio	22.60%	21.61%	39.87%	43.23%	44.27%
Tier 1 leverage ratio	14.77%	17.77%	27.17%	27.07%	28.14%
Tangible common equity to tangible assets	16.72%	16.74%	29.98%	28.43%	27.81%

LIQUIDITY
Net loans to total deposits	83.87%	88.46%	95.36%	91.38%	89.30%
Liquidity ratio	30.94%	25.36%	49.70%	53.09%	53.99%

INCOME STATEMENT (THREE MONTH RESULTS; ANNUALIZED)
Return on Average Assets	0.61%	-42.00%	-0.91%	-2.00%	-1.93%
Return on Average Equity	3.60%	-2.11%	-3.16%	-7.12%	-6.60%
Net interest margin (non-tax equivalent)	4.65%	3.67%	2.69%	2.60%	2.71%

INCOME STATEMENT (ANNUAL RESULTS)
Return on Average Assets	n/a	-1.20%	n/a	n/a	n/a
Return on Average Equity	n/a	-4.69%	n/a	n/a	n/a
Net interest margin (tax equivalent)	n/a	3.06%	n/a	n/a	n/a

* Balance sheet information derived from audited financial statements. Income statement information unaudited.

Non-GAAP Measures
Tangible assets, tangible common equity, tangible book value, earnings (loss) excluding merger-related expenses, asset quality measures excluding the effects of the merger, and related ratios and EPS measures, as used throughout this release, are non-GAAP financial measures. A reconciliation of these non-GAAP measures to the most comparable GAAP measures is provided below.

PARK STERLING CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
($ in thousands, except per share amounts)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Tangible assets
Total assets	$1,130,751	$1,113,222	$582,383	$610,668	$628,416
Less: intangible assets	4,569	4,450	-	-	-
Tangible assets	$1,126,182	$1,108,772	$582,383	$610,668	$628,416

Tangible common equity
Total common equity	$192,816	$190,054	$174,617	$173,584	$174,770
Less: intangible assets	4,569	4,450	-	-	-
Tangible common equity	$188,247	$185,604	$174,617	$173,584	$174,770

Tangible book value per share
Issued and outstanding shares	32,643,627	32,643,627	28,619,358	28,619,358	28,619,358
Add: dilutive stock options	31	-	-	-	-
Deduct: nondilutive restricted awards	568,260	568,260	568,260	568,260	568,260
Period end dilutive shares	32,075,398	32,075,367	28,051,098	28,051,098	28,051,098

Tangible common equity	$188,247	$185,604	$174,617	$173,584	$174,770
Divided by: period end dilutive shares	32,075,398	32,075,367	28,051,098	28,051,098	28,051,098
Tangible common book value per share	$5.87	$5.79	$6.22	$6.19	$6.23

Tangible common equity to tangible assets
Tangible common equity	188,247	185,604	174,617	173,584	174,770
Divided by: tangible assets	1,126,182	1,108,772	582,383	610,668	628,416
Tangible common equity to tangible assets	16.72%	16.74%	29.98%	28.43%	27.81%

Profitability measures excluding merger-related expenses
Net income (loss)	$1,723	$(982)	$(1,376)	$(3,114)	$(2,887)
Plus: merger-related expenses	930	2,609	496	632	75
Less: related income tax expense	(301)	(970)	(174)	(231)	-
Net income (loss) (excluding merger-related expenses)	$2,352	$657	$(1,054)	$(2,713)	$(2,812)

Divided by: weighted average dilutive shares	32,075,398	30,719,363	28,051,098	28,051,098	28,051,098
Earnings per share (excluding merger-related expenses)	$0.07	$0.02	$(0.04)	$(0.10)	$(0.10)

Net interest income	$11,719	$7,813	$3,854	$3,772	$3,956
Less: accelerated mark accretion	(1,469)	-	-	-	-
Net interest income excluding accelerated mark accretion	10,250	7,813	3,854	3,772	3,956
Divided by: average earning assets	1,013,998	844,498	568,743	582,154	592,389
Mutliplied by: annualization factor	4.02	3.97	3.97	4.01	4.06
Net interest margin excluding accelerated mark accretion	4.07%	3.67%	2.69%	2.60%	2.71%

Noninterest expense	$11,003	$10,036	$5,216	$5,474	$4,234
Less: intangible amortization	102	68	-	-	-
Less: merger-related expenses	930	2,609	496	632	75
Adjusted expenses	9,971	7,359	4,720	4,842	4,159
Divided by: total revenues	13,674	9,233	3,965	3,816	4,028
Efficiency ratio (excluding merger-related expenses)	72.92%	79.70%	119.04%	126.89%	103.25%

Net income (loss) (excluding merger-related expenses)	$2,352	$657	$(1,054)	$(2,713)	$(2,812)
Divided by: average assets	1,132,172	938,169	607,054	622,279	607,199
Multiplied by: annualizing factor	4	4	4	4	4
Annualized return on avg. assets (excluding merger-related expenses)	0.83%	0.28%	-0.69%	-1.74%	-1.85%

Tangible common equity to tangible assets
Tangible common equity	188,247	185,604	174,617	173,584	174,770
Divided by: tangible assets	1,126,182	1,108,772	582,383	610,668	628,416
Tangible common equity to tangible assets	16.72%	16.74%	29.98%	28.43%	27.81%

Asset quality measures and loan information excluding acquisition
Total loans	$727,862	$759,047	$367,412	$380,365	$388,187
Less: loans acquired with Community Capital	(341,067)	(363,500)	-	-	-
Loans excluding acquired loans	$386,795	$395,547	$367,412	$380,365	$388,187

Allowance for loan losses	$9,556	$10,154	$9,833	$11,277	$11,768
Divided by: loans excluding acquired loans	386,795	395,547	367,412	380,365	388,187
Allowance for loan losses to loans excluding acquisition	2.47%	2.57%	2.68%	2.96%	3.03%

* Derived from audited financial statements.